EXHIBIT 99.1

Macrovision Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

FOR IMMEDIATE RELEASE

MACROVISION COMPLETES SALE OF $240 MILLION IN CONVERTIBLE SENIOR NOTES

SANTA CLARA, Calif. (BUSINESS WIRE)—August 23, 2006—Macrovision Corporation (NASDAQ: MVSN) announced today the completion of its sale of $240 million principal amount of convertible senior notes due 2011 in an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will pay interest semiannually at a rate of 2.625% per annum. In certain circumstances, the notes will be convertible into cash up to the principal amount and any conversion value above the principal amount is intended to be settled with shares of Macrovision common stock, based on a conversion rate of 35.3571 shares of common stock per $1,000 principal amount of the Notes (which is equal to a conversion price of approximately $28.28 per share).

As previously announced, Macrovision estimates that the net proceeds from this offering will be approximately $232 million, after deducting estimated discounts, commissions and expenses. Macrovision used part of the net proceeds of the offering to repurchase approximately $50 million of its common stock in negotiated transactions with institutional investors concurrently with the offering, and to fund the cost of a convertible note hedge to the extent the cost exceeded the proceeds to Macrovision from the sale of a warrant. The company will use the balance of the proceeds for general corporate purposes, including potential acquisitions. The convertible note hedge and warrant transactions are intended to reduce the dilution to Macrovision’s common stock from potential future conversion of the notes by increasing the effective conversion price.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities. The notes and Macrovision common stock issuable upon the conversion of the notes have not been registered under the Securities Act, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Investor Contact:

Julie Davey

Macrovision Corporation

+1 (408) 562-8464